LAW OFFICES OF MICHAEL H. HOFFMAN, P.A.

101 East 14th Avenue   1521 Alton Road, Suite 284

Eugene, Oregon  97401  Miami Beach, Florida  33139

T: 541.357.7157    T: 786.280.7575

JUNE 5, 2018

Natalija Tunevic, President

FreeCook Corporation

5348 Vegas Drive

Las Vegas, NV 89108

Ladies and Gentlemen:

We have examined the Form S-1 Registration Statement of FreeCook Corporation, a Nevada corporation (the “Company”), in connection with the registration under the Securities Act of 1933, as amended, of 5,000,000 shares of the Company’s Common Stock, $.001 par value per share, to be offered pursuant to the Registration Statement.

In our opinion, the shares of the Company’s Common Stock to be offered pursuant to the Registration Statement have been duly authorized and when sold in the manner specified in the Registration Statement will be validly issued, fully paid and non-assessable.

The opinions expressed herein are specifically limited to the laws of the State of Nevada.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of our name in the prospectus constituting a part thereof in connection with the matters referred to under the caption “Legal Matters” in such prospectus.  The filing of this consent shall not be deemed an admission that the undersigned is an “expert” within the meaning of the Securities Act of 1933, as amended.

Sincerely,

LAW OFFICES OF

MICHAEL H. HOFFMAN, P.A.

By: /s/ Michael H. Hoffman

Michael H. Hoffman, For the Firm